As filed with the Securities and Exchange Commission on March 9, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAE SYSTEMS INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0588488
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1339 Moffett Park Drive

Sunnyvale, California 94089

(408) 752-0723

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert I. Chen

Chief Executive Officer

RAE SYSTEMS INC.

1339 Moffett Park Drive

Sunnyvale, California 94089

(408) 752-0723

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joseph Ng Vice President, Business Development and Chief Financial Officer RAE Systems Inc. 1339 Moffett Park Drive Sunnyvale, California 94089 (408) 752-0723	Peter M. Astiz, Esq. Eric H. Wang, Esq. Gray Cary Ware & Freidenrich LLP 2000 University Avenue East Palo Alto, California 94303 (650) 833-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount to be Registered(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common Stock, $0.001 par value	34,913,463	$184,168,517.33	$23,334.16

(1)	Pursuant to Rule 429(a) of the Securities Act of 1933, as amended (the “Securities Act”), a combined prospectus is being used in this registration statement, and pursuant to Rule 429(b) of the Securities Act, the earlier registration statements to which the combined prospectus relates and constitutes a post-effective amendment are the Registrant’s Registration Statements on Form S-1 (File Nos. 333-78129, 333-30074, 333-38538, 333-36826 and 333-89540). Pursuant to Rule 401(c) of the Securities Act, this registration statement is being filed on Form S-3.

(2)	Includes 6,107,576 shares of common stock issuable upon exercise of outstanding warrants. In accordance with Rule 416 under the Securities Act, there are also being registered hereby such indeterminate number of additional shares of common stock as may become issuable pursuant to adjustment provisions of the warrants.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) of the Securities Act, and based on the average of the high and low price of Registrant’s common stock as reported on the American Stock Exchange on March 2, 2004.

(4)	The Registrant previously filed Registration Statements Nos. 333-78129, 333-30074, 333-38538, 333-36826 and 333-89540 which were initially filed on May 10, 1999, February 10, 2000, May 12, 2000, June 2, 2000 and May 31, 2002, respectively. The Registrant paid registration fees of $10,502.00 for a Registration Statement on Form S-1, File No. 333-78129, $7138.78 for a Registration Statement on Form S-1, File No. 333-30074, $29,059.40 for a Registration Statement on Form S-1, File No. 333-38538, and $2,252.01 for a Registration Statement on Form S-1, File No. 333-36826. Pursuant to Rule 457(p) of the Securities Act, an amount of $48,952.19, which represents the aggregate total dollar amount of the filing fees associated with the unsold securities under these registration statements, is offset against the $23,334.16 filing fee otherwise due for this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8, may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2004

34,913,463 Shares

RAE SYSTEMS INC.

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of RAE Systems Inc. The shares of our common stock may be offered by any of the selling stockholders named in this prospectus. We will receive no part of the proceeds of the sale of any shares offered in this prospectus, however, we may receive proceeds from the exercise of warrants held by some of the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders.

The common stock offered in this prospectus may be offered and sold at market prices and on terms prevailing at the time of sale, prices related to such prevailing market prices or negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with these sales.

Our common stock is traded on the American Stock Exchange under the symbol “RAE”. On March 1, 2004 the last reported sales price for the common stock was $5.45 per share.

INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR

ANY STATE SECURITIES COMMISSION HAS APPROVED OR

DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY

OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION

TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March     , 2004.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

RAE Systems Inc. is a trademark of RAE Systems Inc. This prospectus contains product names, trade names and trademarks of RAE and other organizations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words like “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events; however, our business and operations are subject to a variety of risks and uncertainties, including those listed under “Risk Factors” and elsewhere in this prospectus, and, consequently, actual results may materially differ from those projected by any forward-looking statements. You should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. Investors should read carefully the entire prospectus including the information set forth under “Risk Factors” and the documents incorporated by reference in this prospectus before making an investment decision. Unless the context otherwise requires, the terms “RAE Systems Inc.,” “RAE Systems,” “we,” “us,” and “our” refer to RAE Systems Inc. and its subsidiaries.

We are a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, we offer a full line of portable single-sensor chemical and radiation detection products. Our technologically advanced products are based on proprietary technology, and include portable, wireless and fixed atmospheric monitors and photo-ionization detectors, and gamma and neutron detectors. Our products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals.

We were founded in 1991 to develop technologies for the detection and early warning of hazardous materials. We have a broad patent portfolio consisting of 18 issued and pending patents that are the basis for many of our products. For example, our patented photo-ionization detector technology allows our products to rapidly and reliably indicate many toxic chemicals and vapors in the part-per-billion range readings. In 1994, we expanded our operations into Shanghai, China, giving us access to high-quality, cost-efficient manufacturing and world-class research capabilities. In April 2002, we completed a reverse merger by which we became a publicly-traded Delaware corporation.

Our products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. Several government agencies and departments have standardized their programs based on our products for hazardous materials incident response.

Corporate Information

Our principal executive offices are located at 1339 Moffett Park Drive, Sunnyvale, California 94089, our telephone number is (408) 752-0723, and our website is located at www.raesystems.com. Information on our website is not a part of this prospectus.

The Offering

Common stock offered by the selling stockholders	34,913,463 shares, including shares of common stock issuable upon exercise of warrants held by the selling stockholders.

Common stock to be outstanding after this offering	61,583,698 shares, including shares of common stock issuable upon exercise of warrants held by the selling stockholders.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the exercise of warrants held by selling stockholders, which will be used for working capital and general corporate purposes.

Risk Factors	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus.

AMEX Symbol	“RAE”

The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of March 1, 2004 and excludes 4,077,519 shares of common stock issuable upon exercise of options outstanding as of March 1, 2004, and 1,647,756 shares reserved for issuance under our 2002 stock option plan as of March 1, 2004.

RISK FACTORS

FACTORS THAT MAY AFFECT FUTURE RESULTS

You should carefully consider the risks described below before making a decision regarding an investment in our common stock. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information contained in this report, including our financial statements and the related notes.

Our future revenues are unpredictable, our operating results are likely to fluctuate from quarter to quarter, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include significant shortfalls in revenue relative to our planned expenditures, changes in budget allocations by the federal government for homeland security purposes, market acceptance of our products, ongoing product development and production, competitive pressures and customer retention.

It is likely that in some future quarters our operating results may fall below the expectations of investors. In this event, the trading price of our common stock could significantly decline.

The market for gas detection monitoring devices is highly competitive, and if we cannot compete effectively, our business may be harmed.

The market for gas detection monitoring devices is highly competitive and we expect the emerging wireless gas monitoring system market to be equally competitive. Competitors in the gas monitoring industry differentiate themselves on the basis of their technology, quality of product and service offerings, cost and time to market. Our primary competitors include Industrial Scientific Corporation, Mine Safety Appliances Company, BW Technologies, Ion Science, PerkinElmer, Inc., Draeger Safety Inc., Gastec Corporation and Bacou-Dalloz Group. Most of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial and marketing resources than us. In addition, some of our competitors may be able to:

•	devote greater resources to marketing and promotional campaigns;

•	adopt more aggressive pricing policies; or

•	devote more resources to technology and systems development.

In light of these factors, we may be unable to compete successfully.

We might not be successful in the development or introduction of new products and services in a timely and effective manner, and, consequently, we may not be able to remain competitive and the results of operations may suffer.

Our revenue growth is dependent on the timely introduction of new products to market. We may be unsuccessful in identifying new product and service opportunities or in developing or marketing new products and services in a timely or cost-effective manner. In addition, while our current technology enables us to create products targeted to address the evolving market, we are unable to foresee whether we will continue to have the necessary technology in the future. In developing new products, we may be required to make significant investments before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant sales.

We have recently expanded our current business of providing gas detection instruments to include radiation detection and wireless systems for local and remote security monitoring. While we perceive a large market for such products, the radiation detection and wireless systems markets are still evolving, and we have little basis to assess the demand for these products and services or to evaluate whether our products and services will be accepted by the market. If our radiation detection products and wireless products and services do not gain broad market acceptance or if we do not continue to maintain the necessary technology, our business and results of operations will be harmed.

In addition, compliance with safety regulations, specifically the need to obtain regulatory approvals in certain jurisdictions, could delay the introduction of new products by us. As a result, we may experience delays in realizing revenues from our new products.

We may not be successful in promoting and developing our brand, which could prevent us from remaining competitive.

We believe that our future success will depend on our ability to maintain and strengthen the RAE Systems brand, which will depend, in turn, largely on the success of our marketing efforts and ability to provide our customers with high-quality products. If we fail to successfully promote and maintain our brand, or incur excessive expenses in attempting to promote and maintain our brand, our business will be harmed.

We depend on facilities located outside of the United States to manufacture a substantial portion of our products, which subjects us to additional risks.

A significant portion of our products and components are manufactured at our facility in Shanghai, China. Our business is subject to risks normally associated with conducting business outside the United States, such as foreign government regulations, changes in environmental laws, nation-specific or region-specific certifications, political unrest, disruptions or delays in shipments, fluctuations in foreign currency exchange rates and changes in the economic conditions in the countries in which our raw materials suppliers, service providers, and customers are located. Our business may also be adversely affected by the imposition of additional trade restrictions related to imported products, including quotas, duties, taxes and other charges or restrictions. If any of the foregoing factors were to render the conduct of business in a particular country undesirable or impractical, or if our current foreign manufacturing sources were to cease doing business with us for any reason, or if our ability to transfer products between China and other regions of the world were impeded, our business and results of operations could be adversely affected.

Any failure to adequately protect and enforce our intellectual property rights could harm our business.

We regard our intellectual property as critical to our success. We rely on a combination of patent, trademark, copyright, trade secret laws and non-disclosure agreements and confidentiality procedures to protect our proprietary rights. Notwithstanding these laws, we may be unsuccessful in protecting our intellectual property rights or in obtaining patents or registered trademarks for which we apply. Although processes are in place to protect our intellectual property rights, we cannot guarantee that these procedures are adequate to prevent misappropriation of our current technology or that our competitors will not develop technology that is similar to our own.

While there is no single patent or license to technology of material significance to the Company, our ability to compete is affected by our ability to protect our intellectual property rights in general. For example, we have a collection of patents related to our photo-ionization detector technology of which the first of such patents expires in 2012, and our ability to compete may be affected by any competing similar or new technology. In addition, if we lose the licensing rights to a patented or other proprietary technology, we may need to stop selling products incorporating that technology and possibly other products, redesign our products or lose a competitive advantage. We cannot ensure that our future patent applications will be approved or that our current patents will not be challenged by third parties. Furthermore, we cannot ensure that, if challenged, our patents will be found to be valid and enforceable.

Any litigation relating to our intellectual property rights could, regardless of the outcome, have a material adverse impact on our business and results of operations.

We might face intellectual property infringement claims that might be costly to resolve and affect our results of operations.

We may, from time to time, be subject to claims of infringement of other parties’ proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Any claims of this type, regardless of merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources or require us to enter into royalty or license agreements. The terms of any such license agreements may not be available on reasonable terms, if at all, and the assertion or prosecution of any infringement claims could significantly harm our business.

Some of our products may be subject to product liability claims which could be costly to resolve and affect our results of operations.

There can be no assurance that we will not be subject to third-party claims in connection with our products or that any indemnification or insurance available to us will be adequate to protect us from liability. A product liability claim, product recall or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on our business and results of operations.

We may lose sales if our distributors stop selling our products.

We distribute our products primarily through distributors. We derive approximately 90% of our revenues via our sales distribution channels, and, as a result, we are dependent upon these distributors to sell our products and to assist us in promoting and creating a demand for our products. We believe that our future growth depends on the efforts of these distributors. For the year ended December 31, 2003, 25 distributors cumulatively account for approximately 42% of our total product sales. In addition, the contractual obligations of our distributors to continue carrying our products must be renewed annually. If one or more of our distributors were to experience financial difficulties or become unwilling to promote and sell our products for any reason, including any refusal to renew their commitment as our distributor, we might not be able to replace such lost revenue, and our business and results of operations could be materially harmed.

Because we purchase a significant portion of our component parts from a limited number of third party suppliers, we are subject to the risk that we may be unable to acquire quality components in a timely manner, which could result in delays of product shipments and damage our business and operating results.

We currently purchase component parts used in the manufacture of our products from a limited number of third party suppliers. We depend on these suppliers to meet our needs for various sensors, microprocessors and other material components. Moreover, we depend on the quality of the products supplied to us over which we have limited control. Should we encounter shortages and delays in obtaining components, we might not be able to supply products in a timely manner due to a lack of components, and our business could be adversely affected.

Any future acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value or harm our results of operations.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume much of our management’s time and attention that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. Future acquisitions could result in dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or expenses related to goodwill recognition and other intangible assets, any of which could harm our business.

Our ownership interest in REnex will cause us to incur losses that we would not otherwise incur.

We own approximately 36 percent of REnex Technology Ltd., a wireless systems company still in the research and development stage, and which to date has not generated any revenues. We are required to incorporate our share of its expenses as losses in our Consolidated Statements of Operations. If REnex does not begin to generate revenues at the level we anticipate or otherwise incurs greater losses, we could incur greater losses than we anticipate and our results of operations will suffer.

The adoption of the fair value recognition provisions of SFAS No. 123 for stock-based employee compensation as provided for in SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123 will have a significant impact on our financial statements.

In connection with our merger with Nettaxi.com, certain options under our 1993 Stock Plan became subject to variable accounting in accordance with FASB Interpretation No. 44 (FIN 44). To eliminate the variable effects of such accounting treatment, we have adopted the fair value recognition provisions of SFAS No. 123 for stock-based employee compensation, effective January 1, 2003, under the modified prospective method as provided for in SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123. These fair value recognition provisions generally result in stock-based compensation charges for options granted under our 1993 and 2002 stock option plans. For the year ended December 31, 2003, the fair value charges for options granted under our 1993 and 2002 stock option plans were $789,000.

Our business could suffer if we lose the services of any of our executive officers.

Our future success depends to a significant extent on the continued service of our executive officers, including Robert I. Chen, Joseph Ng, Peter Hsi and Hong Tao Sun. We have no employment agreements with any of these officers. The loss of the services of any of our executive officers could harm our business.

Our officers, directors and principal stockholders beneficially own approximately 39% of our common stock and, accordingly, may exert substantial influence over the company.

Our executive officers and directors and principal stockholders, in the aggregate, beneficially own approximately 39% of our common stock. These stockholders acting together have the ability to control all matters requiring approval by our stockholders. These matters include the election and removal of the directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets. In addition, they may dictate the management of our business and affairs. Furthermore, this concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination, and may substantially reduce the marketability of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the exercise of warrants held by selling stockholders, which will be used for working capital and general corporate purposes.

DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We currently intend to retain future earnings to finance the growth and development of our business, and we do not anticipate paying any cash dividends in the foreseeable future.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth, as of March 1, 2004 the ownership of our voting stock by:

•	each person or entity who is known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our executive officers listed on the Summary Compensation Table under “Management”;

•	each of our directors;

•	all executive officers and directors as a group; and

•	other selling stockholders.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Applicable percentage ownership in the table is based on 55,476,122 shares of common stock which is the approximate number of shares of RAE common stock outstanding as of March 1, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options that are presently exercisable or exercisable within sixty (60) days of March 1, 2004 are deemed outstanding and beneficially owned for the purpose of computing the percentage ownership of the person or entity holding such options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

We cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may decide to sell all, some or none of their shares from time to time.

Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage (3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
5% Stockholders, Directors and Executive Officers
Robert I. Chen (4)	16,239,905	29.27%		16,239,805
Michael Gardner (5)	3,086,596	6.62%	1,227,082	2,187,082
Peter H. Hsi	3,991,332	7.19%		3,991,332
Neil W. Flanzraich (6)	578,638	1.04%		526,555
Joseph Ng (7)	219,974	*		97,369
Hong Tao Sun (8)	318,266	*		0
Edward C. Ross (9)	114,031	*		61,948
Lyle D. Feisel (10)	179,031	*		61,948
Sigrun Hjelmquist (11)	0	*		0
All directors and executive officers as a group (8 people) (12)	21,641,178	39.01%		20,978,957

The address for Michael Gardner is c/o Baytree Capital Associates, LLC, The Trump Building at 40 Wall Street, New York, New York 10005

Except as otherwise noted, the address for each person listed above is c/o RAE Systems, 1339 Moffett Park Drive, Sunnyvale, California 94089.

Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage (3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Other Selling Stockholders
Former Shareholders of RAE Systems Inc., a California corporation (13)
Chiayu Chen and Patricia Hsia	464,607	*		464,607
Crane Heritage International Ltd.	619,476	1.12%		619,476
David Ng	5,000	*		5,000
Dominique Ng	10,000	*		10,000
Donna Carroll	12,390	*		12,390
Frost Gamma Investments Trust	309,738	*		309,738
Dwayne Yount	68,250	*		68,250
Ethel Ng	5,000	*		5,000
Frank Ng	5,000	*		5,000
George G. Montgomery, Jr.	124,869	*		124,869
Gin-Lu Tommy Shwe	187,397	*		187,397
Jennifer Ng	2,500	*		2,500
Joo-Wai Foo	3,053	*		3,053
Lisa Mork	5,384	*		5,384
Madeline Ng	10,000	*		10,000
Mark P. Barker	244	*		244
Mo-lan Chan	69,869	*		69,869
Mo-lan Chan C/F Gabrielle Ng	10,000	*		10,000
Mozer Technology Partners	858,652	1.55%		858,652
Phil Roloff	18,511	*		18,511
Philip J. Sheridan	2,684,261	4.84%		2,684,261
Raymond Wong	155,844	*		155,844
Richard C. Blum & Associates, Inc.	857,100	1.54%		857,100
Rui-Ling King	4,839	*		4,839
Shaken Baby Alliance, The	1,550	*		1,550
Sonny Ng	5,000	*		5,000
Ada Ho C/F Christopher Ng	2,500	*		2,500
Ada Ho C/F Samantha Ng	2,500	*		2,500
Stanley Chou	43,880	*		43,880
Susan K. Barnes	54,205	*		54,205
T.Z. Chu (14)	101,867	*		101,867
Tommy Shwe	309,738	*		309,738
Wei Zun Loo	30,340	*		30,340
Weimin Sun	24,780	*		24,780
Yongxiam Feng	105,832	*		105,832
Yuan-Tung Chin	50,334	*		50,334

Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage (3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Other Selling Stockholders
Former Nettaxi.com Securityholders (15)
Alan Campbell Soye	17,637	*	17,637	17,637
Allan Frishberg	70,548	*	35,274	70,548
Andrew Dorman	35,034	*	5,997	35,034
Anthony Heller	35,274	*	35,274	35,274
Benna Lovato	588	*	588	588
Bolena Trading Corp. S.A.	48,504	*	17,637	48,504
Brad Peppard	2,940	*	2,940	2,940
Brunswick, Ballard, MacDonald and Hawthorne, G.P.	26,456	*	26,456	26,456
CD Micro, LLC	17,637	*	17,637	17,637
CEFEO Investments, LTD	123,457	*	123,457	123,457
Charles Galian	4,115	*	4,115	4,115
Cherry Hill, Inc.	17,637	*	17,637	17,637
Colin B. Hill	35,274	*	35,274	35,274
Conor Gilligan	17,637	*	17,637	17,637
Cross Island Plaza	17,637	*	17,637	17,637
Daniel J. Callahan	35,274	*	35,274	35,274
Darryl Lovato	588	*	588	588
David D. Antebi (16)	35,274	*	17,637	35,274
Dean Rositano (17)	25,280	*		25,280
Devonshire Partners	5,879	*	5,879	5,879
Douglas B. Karpf	17,637	*	17,637	17,637
Eakin Open Systems (18)	63,836	*		63,836
eCom Growth Fund, Ltd	17,637	*	17,637	35,274
Elizabeth Hoey	10,000	*	10,000	10,000
Equity Growth Associates	26,456	*	26,456	26,456
Fontenelle LLC	105,821	*	105,821	105,821
Frederick Kahn	1,176	*	1,176	1,176
G.S.&K.	124,700	*	75,000	124,700
Gary Baer	11,758	*	11,758	11,758
Gerard Guez	276,310	*	138,155	276,310
Gross Foundation, Inc.	21,553	*	17,637	21,553
Harvey Bibicoff	8,818	*	8,818	8,818
Hubert Guez	23,516	*	11,758	23,516
Isaiah Sheps	4,410	*	4,410	4,410
Israel Rosenblum	6,614	*	3,307	6,614
Ian Woolsey	35,274	*	35,274	35,274

Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage (3)	Number of Shares of Common Stock Offered Underlying Warrants	Number of Shares of Common Stock Offered as Outstanding Shares or Shares Underlying Warrants
Other Selling Stockholders
Former Nettaxi.com Securityholders (15)
Jack A. Cancellier	17,637	*	17,637	17,637
Jacqueline Rose	4,704	*	2,352	4,704
James Fuller	36,568	*	11,640	36,568
John S. Martinez	17,637	*	17,637	17,637
Jonathan Kahn	4,703	*	4,703	4,703
Justin Hirsch	264,551	*	264,551	264,551
Kevin Bermister	5,879	*	5,879	5,879
Leonardo Zangani	5,997	*	5,997	5,997
Leslie Baruch	1,764	*	1,764	1,764
Lynda Gardner	108,816	*	108,816	108,816
Lynn Dixon	29,395	*	29,395	29,395
Mancuso, LLC	17,637	*	17,637	17,637
Mark Dyne	5,879	*	5,879	5,879
Marsha Rosenberg	25,000	*	25,000	25,000
Martin Schuermann	5,879	*	5,879	5,879
Maple Fund LDC	70,547	*	70,547	70,547
Michael Terpstra (19)	93,293	*	64,668	93,293
Montrose Investments, Ltd.	529,101	*	529,101	529,101
Pat Mulcair	52,911	*	52,911	52,911
Paul Gallagher	2,940	*	2,940	2,940
Paul Goodman	6,467	*	6,467	6,467
Paul Guez	70,548	*	35,274	70,548
Paul Maguire	51,148	*	29,983	51,148
Primo Capital Growth Fund	17,637	*	17,637	17,637
Ray J. Scholz	35,274	*	35,274	35,274
Raymond Lau	1,176	*	1,176	1,176
RGC International Investors, LDC (20)	435,573	*	435,573	435,573
Richard Bregante	42,329	*	42,329	42,329
Robert Rositano (21)	5,057	*		5,057
Ronald Battistella	35,274	*	35,274	35,274
Steve Cross	2,940	*	2,940	2,940
Steve Miho	2,351	*	2,351	2,351
Strata Equities, LTD	70,547	*	70,547	70,547
Thomas P. Lahey	94,063	*	94,063	94,063
Thor Andersen	17,637	*	17,637	17,637
Tiger Shipping Company Ltd.	67,021	*	35,274	67,021
Todd Kay	11,758	*	11,758	11,758
Trebison Investment Co. Ltd.	23,516	*	11,758	23,516
T-S Trading	105,821	*	105,821	105,821
Tyman Services, Inc.	68,021	*	52,911	68,021
W. Ed Tyler	229,277	*	229,277	229,277
Wayne Glascoff	8,818	*	8,818	8,818
Current RAE Warrantholders
Rubenstein Investor Relations	24,000	*	24,000	24,000
Jefferies/Quarterdeck	450,000	*	450,000	450,000

*	Less than 1%.

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Calculations of percentages of beneficial ownership assume the exercise by the named stockholder of all options and warrants for the purchase of common stock held by such stockholder which are exercisable within sixty days of March 1, 2004.

(2)	Includes shares of common stock that can be acquired upon exercise of warrants and/or options to purchase our common stock exercisable within sixty days of March 1, 2004.

(3)	Calculated on the basis of 55,476,122 of common stock which is the approximate number of shares of RAE common stock outstanding as of March 1, 2004 except that shares of common stock underlying options and warrants exercisable within sixty days of March 1, 2004 are deemed outstanding for purposes of calculating the beneficial ownership of the holders of such options and/or warrants.

(4)	Includes 3,097,380 shares of common stock held by Mr. Chen’s spouse, Lien Q.C. Chen, of which he disclaims beneficial ownership, and 10,045,145 shares of common stock held jointly between Robert I. and Lien Q.C. Chen, and by Robert I. Chen as trustee of the Robert I. Chen 2001 Living Trust and held by Lien Q.C. Chen as trustee of the Lien Q.C. Chen 2001 Living Trust.

(5)	Includes warrants issued to Michael Gardner to purchase 1,227,082 shares of common stock.

(6)	Includes 52,083 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after March 1, 2004.

(7)	Includes 122,605 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after March 1, 2004.

(8)	Includes 226,318 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after March 1, 2004.

(9)	Includes 52,083 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after March 1, 2004.

(10)	Includes 92,083 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after March 1, 2004.

(11)	Ms. Sigrun Hjelmquist joined the Board of Directors on March 9, 2004, replacing Mr. Bo Andersson. None of the options presented to Ms. Hjelmquist may be exercised within 60 days after March 1, 2004.

(12)	Includes 545,172 shares issuable upon exercise of outstanding options, including shares subject to options that may be exercised within 60 days after March 1, 2004.

(13)	Former shareholders of RAE Systems Inc., a California corporation, include stockholders who owned shares of RAE Systems Inc. prior to the April 9, 2002 merger transaction between Nettaxi.com and RAE Systems Inc. whereby each outstanding share of RAE Systems Inc. was converted into the right to receive 1.54869 shares of our common stock.

(14)	Includes 52,971 shares of common stock held by the Tao-Zeun Chu, as Trustee of the Tao-Zuen Chu Family Trust.

(15)

Former Nettaxi.com securityholders include stockholders and warrant holders who owned common stock and held warrants of Nettaxi.com, a Nevada corporation, prior to the merger transaction between Nettaxi.com and RAE Systems Inc., a California corporation.

Immediately prior to the merger transaction, we effected a 1 for 5.67 reverse split of our common stock, were reincorporated under the laws of the State of Delaware, and changed our name to RAE Systems Inc. All shares of common stock listed as beneficially owned includes shares of common stock that may be acquired upon the exercise of convertible securities including options and warrants. Such shares of common stock underlying warrants are treated as outstanding for the purpose of determining percentage ownership for the individual security holder only and are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(16)	Includes shares of common stock held by David D. Antebi, as Trustee for The David D. Antebi Trust.

(17)	Includes 403 shares of common stock held by Julie Rositano as custodian of Taylor Rositano, 16,058 shares of common stock held by Julie Rositano as custodian of Vincent Rositano, and 8,819 shares of common stock held by Julie Rositano as custodian of Taylor Nicole Rositano.

(18)	Includes 63,836 shares of common stock held by the Gilbert Eakins, as an affiliate of Eakin Open Systems.

(19)	Includes 54 shares held by Michael Terpstra’s spouse and 45 shares held by Nicolas Terpstra.

(20)	On June 28, 2000, Nettaxi.com filed a registration statement on Form S-1, file number 333-38538, to register the resale by RGC International Investors, LDC of 435,573 shares of our common stock underlying warrants, as adjusted for the 1 for 5.67 reverse split of our common stock.

(21)	Includes 5,057 shares of common stock owned jointly by Robert Rositano and Stacey Rositano.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the Interwest Transfer Company, Inc. Its address is 1981 East 4800 South, Suite 100, Salt Lake City, Utah, 94117, and its telephone number at this location is (801) 272-9294.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders. As used herein, “selling stockholders” includes donees, pledges, transferees or other successors in interest (including, without limitation, corporate or partnership distributees of the selling stockholders which are privately held corporations or partnerships) selling shares received from a named selling stockholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered hereby. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the American Stock Exchange or on any other market on which our shares may then be trading, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers, dealers or underwriters. We are unaware any agreements, understandings or arrangements entered into by the selling stockholders with any underwriters or broker-dealers regarding the sale of their shares. We are also unaware of any underwriter or coordinating broker who is acting in connection with the proposed sale of shares by the selling stockholders, however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect sales by selling shares directly to purchasers or to or through broker-dealers and underwriters, which may act as agents or principals. These broker-dealers and underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom the broker-dealers and underwriters may act as agents or to whom they sell as principal, or both. This compensation to a particular broker-dealer or underwriter might be in excess of customary commissions.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered hereby, which shares such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or underwriters that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or underwriters and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

All or any part of the shares offered hereby may or may not be sold by the selling stockholders.

After being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares through a block trade,

special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable,

•	that such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

•	other facts material to the transaction.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Gray Cary Ware & Freidenrich LLP did not beneficially own any shares of our common stock.

EXPERTS

The consolidated financial statements incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including the exhibits and schedules thereto, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance please refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference.

You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering by the selling securityholders is complete:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	our Current Report on Form 8-K, dated January 12, 2004 and January 26, 2004; and

•	our Registration Statement on Form 8-A12B, filed on August 28, 2003, which contains a description of our common stock.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Those documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained in this prospectus, in any document incorporated by reference or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number: Investor Relations, RAE Systems Inc., 1339 Moffett Park Drive, Sunnyvale, California 94809, (408) 752-0723.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

To be Paid by the Registrant
SEC Registration Fee	$0
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Transfer agent fees	$0
Miscellaneous expenses	$6,000
Total	$41,000

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

The Registrant has obtained liability insurance for the benefit of its directors and officers.

Item 16.	Exhibits.

Exhibit No.	Description of Document

4.1	Specimen certificate representing the common stock of Registrant (1)

4.2	Registration Rights Agreement by and between RGC International Investors, LDC and Nettaxi.com, dated as of April 28, 2000 (2)

5.1	Opinion of Gray Cary Ware & Freidenrich, LLP

23.1	Consent of BDO Seidman, LLP

24.1	Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2002 and incorporated herein by reference.

(2)	Previously filed on June 2, 2000 as an exhibit to Nettaxi.com’s Registration Statement on Form S-1 and incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on March 9, 2004.

RAE SYSTEMS INC.

By:	/s/ Robert I. Chen

Robert I. Chen
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert I. Chen and Joseph Ng, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert I. Chen	Robert I. Chen President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 9, 2004

/s/ Joseph Ng	Joseph Ng Vice President, Business Development, Chief Financial Officer (Principal Financial and Accounting Officer)	March 9, 2004

/s/ Peter H. Hsi	Peter H. Hsi Vice President, Chief Technology Officer, Director	March 9, 2004

/s/ Sigrun Hjelmquist	Sigrun Hjelmquist Director	March 9, 2004

/s/ Lyle D. Feisel	Lyle D. Feisel Director	March 9, 2004

/s/ Neil W. Flanzraich	Neil W. Flanzraich Director	March 9, 2004

/s/ Edward C. Ross	Edward C. Ross Director	March 9, 2004